Exhibit No. EX-99.h.2.ix

DIMENSIONAL INVESTMENT GROUP INC.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER NINE

THIS ADDENDUM is made as of the 30th day of March, 2003 by and between DIMENSIONAL INVESTMENT GROUP INC., formerly known as the “DFA U.S. Large Cap Portfolio, Inc.,” a Maryland corporation (the “Fund”), and PFPC INC., formerly known as “Provident Financial Processing Corporation,” a Delaware corporation (“PFPC”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended, and;

WHEREAS, the Fund has retained PFPC to provide certain administration and accounting services to the Fund pursuant to an Administration and Accounting Services Agreement dated July 12, 1991, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 1 of the Agreement provides that PFPC shall provide such services to any portfolio organized by the Fund after the date of the Agreement as agreed to in writing by PFPC and the Fund; and

WHEREAS, PFPC presently provides such services to the existing portfolios of the Fund and has agreed to provide such services to two (2) new portfolios of the Fund, designated as DFA International Small Company Portfolio V and DFA Emerging Markets Portfolio V, which are listed on Schedule B, attached hereto; and

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound thereby, the parties agree that:

1. The Agreement is amended to provide that those portfolios set forth on “Schedule B, Portfolios of Dimensional Investment Group Inc., Amended and Restated March 30, 2003,” which is attached hereto shall be “Portfolios” under the Agreement.

2. The fee schedules of PFPC applicable to the Portfolios shall be as agreed to in writing, from time to time, by the Fund and PFPC.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. The effective date of this Addendum shall be March 30, 2003.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Nine to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Catherine L. Newell

Catherine L. Newell Vice President and Secretary

PFPC INC.

By:	/s/ Neal J. Andrews

Neal J. Andrews Senior Vice President

Amended and Restated

March 30, 2003

SCHEDULE B

PORTFOLIOS OF

DIMENSIONAL INVESTMENT GROUP INC.

The DFA U.S. Small Cap Institutional Portfolio

U.S. Large Cap Value Portfolio II

U.S. Small Cap Value Portfolio II

DFA International Value Portfolio

DFA International Value Portfolio II

DFA International Value Portfolio III

U.S. Large Cap Value Portfolio III

Emerging Markets Portfolio II

AAM/DFA U.S. High Book-to-Market Portfolio

AAM/DFA Two-Year Fixed Income Portfolio

AAM/DFA Two-Year Government Portfolio

DFA International Value Portfolio IV

Tax-Managed U.S. Marketwide Value Portfolio II

U.S. Large Company Institutional Index Portfolio

U.S. Small Cap Portfolio K

U.S. Large Cap Value Portfolio K

U.S. Small XM Value Portfolio K

U.S. Large Company Portfolio K

DFA International Value Portfolio K

Emerging Markets Portfolio K

DFA One-Year Fixed Income Portfolio K

DFA Two-Year Global Fixed Income Portfolio K

DFA International Small Company Portfolio V

DFA Emerging Markets Portfolio V

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